EXHIBIT 10.1


                                EMPLOYMENT OFFER

         THIS EMPLOYMENT OFFER ("Offer") is extended as of the 22th day of October 2004 between Schoolpop, Inc. ("Company"), a Delaware Corporation and Jeffrey S. Benjamin ("Employee") with a first date of employment no later than November 2, 2004 ("Start Date").



1.   DUTIES AND EXTENT OF SERVICES
     -----------------------------

     1.1 Efforts. Employee will devote full time, attention and energies to the business of the Company/

     1.2 Duties. Employee shall serve as Chief Financial Officer for the Company or any other such duties as are assigned to him by the Company. Employee shall report directly to Paul Robinson, CEO.

     1.3 Employee At-Will. All hiring and employment at Company is at will. Employee understand this offer is not an employment contract, nor can it be used to create one. Employment by Company has no specific term and may be terminated by the Employee or Company with or without notice. Employee acknowledges that Company has not made any promises or representations that differ from those contained in this document.

     1.4 Severance. If employee is terminated for any reason other than for cause the company will pay a 3 month severance at full salary. During the severance period options will continue to vest, and benefits will still be paid. In the event of an acquisition or change of control this clause will continue to be in affect.

     1.5 Relocation. Company will reimburse Employee for actual out of pocket moving and relocation expenses up to a maximum of $5,000.00 or the lowest of 3 moving company bids, whichever is highest. Proper receipts must be submitted for this reimbursement.

     1.6 Transition Expenses. Company will reimburse Employee for actual out of pocket expenses for a period of 3 months for actual out of pocket expenses related to airline transportation, hotel, and car rental not to exceed $2,000.00 per month for a maximum of $6,000.00 for the 3 month transition period. In the event relocation to Georgia is not completed in 3 months, any further transition expenses will be the responsibility of the Employee. Company will reimburse for expenses for spouse to visit Atlanta for 2 trips during this 3 month transition. Proper receipts must be submitted for this reimbursement.

2.   COMPENSATION
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     2.1. Base Annual Salary. Employee shall receive an initial annual salary of one hundred and forty thousand dollars ($140,000), ($5,384.61) payable every two weeks on a Friday. In addition, an annual salary review will be schedule on the 1st year Anniversary date of employment.

     2.2. Executive Compensation Plan. The company agrees to put in place an Executive Compensation Plan that will include bonus and stock options for the senior mgmt team by February 5, 2005. The plan will be effective upon the company reaching profitability and it is understood that no bonuses will be paid until this time.

     2.3. Additional Compensation. Employee shall receive additional compensation and Performance Bonuses as deemed appropriated by the Company's Management and approved by the Board of Directors.

3.   BENEFITS
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     3.1. Retirement and Profit Sharing Plans. Employee is entitled to participate in Company retirement and profit sharing plans as made available to other employees of the Company.

          Health Care. The Company shall provide to Employee medical health coverage as made available to other employees of the Company, with the Company paying 90% of the monthly premium for the Employee and 50% of the monthly premium for Employee spouse and/or children, provided that spouse and/or children are not already covered under another insurance policy.

     3.2. Vacation. Employee shall be entitled to annual paid vacation as made available to other employees of the Company. For the first year of employment, vacation shall accrue at 1 day per month. After the fifth year of employment, vacation shall accrue at 1 & 1/2 day per month.

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4.   STOCK
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     4.1. Stock Options. Employee shall be granted an option to purchase
          1,500,000 shares at an exercise price of .14 per share. Such stock options will be subject to the terms of the Employee Stock Option Plan and shall vest at a rate of 25% after the first year and 6.25% per quarter thereafter for a period of 3 years. In the event of an acquisition or merger that involves a change of control, all options vest immediately.

          Additional Stock Options. Employee shall be eligible to receive additional Company Stock Options as deemed appropriate by the Company's Management and approved by the Company Board of Directors.

5.   DEDUCTIONS AND EXPENSES.
     ------------------------

     5.1. Deductions. Deductions shall be made from the total compensation and any bonuses paid to the Employee for withholding tax and other such taxes as may from time to time be required by governmental authority.

     5.2. Expenses. Company will reimburse Employee for any expenses incurred for furthering the Company's business. Such expenses may include reasonable customer entertainment, travel, business equipment and similar items.

6.   CONFIDENTIALITY OF PROPRIETARY INFORMATION.
     -------------------------------------------

     6.1. Employee acknowledges that, in and as a result of his employment, he will be making use of, acquiring and/or adding to confidential or proprietary information developed by Company and of a special and unique nature and value to Company, including, but not limited to trade secrets, business opportunities and proposals, products, methods, systems and research, the names and addresses of customers and suppliers, prices charged and paid the Company or its customers, designs and specifications, customer files and records, services, operating procedures, salaries and financial records of the Company and customers (collectively, the "Confidential Information").

     6.2. Employee agrees not to reveal Confidential Information to any person, firm, corporation, or entity at any time either during or after the Employee's employment. If at any time Confidential Information becomes public knowledge by some means other than through the employee, employee's obligation to keep that Confidential Information confidential terminates.

     6.3. Should Employee reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach of this condition.


SCHOOLPOP, INC.                              JEFFREY S. BENJAMIN


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By:    Paul Robinson, CEO                    By: Jeffrey S. Benjamin
       Schoolpop, Inc.

Dated: 10/22/2004                            Dated:
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